CONTRACT TO PURCHASE AND SELL PROPERTY
                                      AND
                                ESCROW AGREEMENT

                                  by and among

                         NATIONAL PROPERTY INVESTORS 5,
                        A CALIFORNIA LIMITED PARTNERSHIP
                                      AND

                         NATIONAL PROPERTY INVESTORS 6,
                        A CALIFORNIA LIMITED PARTNERSHIP

                           (collectively, "Seller"),

                        APARTMENT GROUP LIMITED, L.L.C.,
              a New Jersey limited liability company ("Purchaser")

                                      and

                     FIRST AMERICAN TITLE INSURANCE COMPANY
                                ("Escrow Agent")


                             THE VILLAGE APARTMENTS
                              VOORHEES, NEW JERSEY
                               TABLE OF CONTENTS

                                                             PAGE
ARTICLE I    Sale of the Property                             1
             Section 1.1   Property                           1
ARTICLE II   Purchase Price                                   2
             Section 2.1   Purchase Price                     2
             (a)    Cash.                                     2
             (b)    Loan Assumption                           2
ARTICLE III  Earnest Money Deposit                            3
             Section 3.1   Amount and Timing                  3
             Section 3.2   Application and Interest           3
ARTICLE IV   Title and Survey                                 3
             Section 4.1   Title Commitment                   3
             Section 4.2   Survey                             4
             Section 4.3   Review of Title and Survey         4
             Section 4.4   Objections to Status of Title
                           and Survey                         4
             Section 4.5   Other Permitted Exceptions         5
ARTICLE V    Inspection By Purchaser                          6
             Section 5.1   Inspection Period                  6
             Section 5.3   Additional Matters to be Delivered
                           by Seller                          7
ARTICLE VI   Representations and Warranties;
                    Disclaimers and Waivers                   8
             Section 6.1   Representations and Warranties
                           of Purchaser                       8
             Section 6.2   Representations and Warranties
                           of Seller                          9
             Section 6.3   No additional representations or
                           warranties of Seller               11
             Section 6.4   No Reliance on Documents           12
             Section 6.5   Effect and Survival of Disclaimers 12
ARTICLE VII  Conditions Precedent to Purchaser's and
                           Seller's Performance               13
             Section 7.1   Conditions to Purchaser's Obligations 13
             Section 7.2   Conditions to Seller's Obligations 13
ARTICLE VIII Closing                                          14
             Section 8.1   Time and Place                     14
             Section 8.2   Items to be Delivered at the
                           Closing                            14
                           (a)    Seller                      14
                           (b)    Purchaser                   15
             Section 8.3   Costs of Closing                   16
             Section 8.4   Prorations                         16
             Section 8.5   Possession and Closing             18
             Section 8.6   Delinquent Rent                    18
                           (a)    Application of Delinquent
                                  Rent                        18
                           (b)    Collection of Delinquent
                                  Rent                        18
ARTICLE IX   Condemnation or Casualty                         18
             Section 9.1   Condemnation                       18
             Section 9.2   Casualty                           19
ARTICLE X    Defaults and Remedies                            20
             Section 10.1  Default by Purchaser               20
             Section 10.2  Default by Seller                  20
             Section 10.3  Costs of Enforcement               20
ARTICLE XI   Brokerage Commissions                            21
             Section 11.1  Brokerage Commission               21
ARTICLE XII  Operation of the Property Prior to the Closing   21
             Section 12.1  Operation of the Property Prior
                           to the Closing                     21
ARTICLE XIII Miscellaneous                                    22
             Section 13.1  Notices                            22
             Section 13.2  Governing Law                      23
             Section 13.3  Entirety and Amendments            23
             Section 13.4  Parties Bound                      24
             Section 13.5  Assignment                         24
             Section 13.6  Headings                           24
             Section 13.7  Survival                           24
             Section 13.8  Interpretation                     24
             Section 13.9  Exhibits                           24
             Section 13.10 Time of Essence                    25
             Section 13.11 Multiple Counterparts              25
             Section 13.12 Risk of Loss                       25
             Section 13.13 Business Days                      25
             Section 13.14 No Recordation of Contract         25
             Section 13.15 General                            25
ARTICLE XIV  Escrow Terms                                     27
             Section 14.1  Acceptance of Escrow               27
             Section 14.2  Holding Funds                      27
             Section 14.3  Disbursement of Earnest Money      27
             Section 14.4  Limited Liability                  27
             Section 14.5  Indemnity                          28
             Section 14.6  Escrow Fee                         28
INDEX OF DEFINED TERMS

SECTION
Assignment of Leases                                 8.2(a)(ii)

Bill of Sale                                         8.2(a)(iii)

Business Days                                        13.13

Closing                                              8.1

Closing Date                                         8.1

Contract                                             Recitals

Current Funds                                        3.1

Delinquent Rent                                      8.6(a)

Deposits                                             1.1(c)

Earnest Money Deposit                                3.1

Effective Date                                       Recitals

Escrow Agent                                         Recitals

Exchange                                             13.5

Exception Documents                                  4.1

Exhibits                                             13.9

Existing Lender                                      2.1(b)

Existing Loan                                        2.1(b)

Existing Loan Documents                              2.1(b)

Existing Mortgage                                    2.1(b)

Existing Note                                        2.1(b)
Hazardous Substances                                 6.2(g)

Improvements                                         1.1(a)

Inspection Period                                    5.1.1

Land                                                 1.1(a)

Notice Letters                                       8.2(a)(vi)

Permitted Exceptions                                 4.3

Personalty                                           1.1(b)

Property                                             1.1

Proration Date                                       8.4.4(a)

Purchase Price                                       2.1

Purchaser                                            Recitals

Related Parties                                      13.15.2.A

Rent Ready                                           12.1(f)

Return the Earnest Money Deposit                     4.4

Schedules                                            13.9

Seller                                               Recitals

Service Contracts                                    1.1(d)

Significant Portion                                  9.1(b)

Submission Matters                                   5.3

Substantial Portion                                  9.2(b)

Survey                                               4.2

Tenant Leases                                        1.1(c)

Tenants                                              1.1(c)
Title Commitment                                     4.1

Title Company                                        4.1

Travelers                                            2.1(b)


          CONTRACT TO PURCHASE AND SELL PROPERTY AND ESCROW AGREEMENT


This Contract to Purchase and Sell Property ("Contract") is made and entered into as of May 1, 1998 ("Effective Date"), by and among NATIONAL PROPERTY INVESTORS 5, a California limited partnership, NATIONAL PROPERTY INVESTORS 6, a California limited partnership (collectively, "Seller"), APARTMENT GROUP LIMITED, L.L.C., a New Jersey limited liability company ("Purchaser") and FIRST AMERICAN TITLE INSURANCE COMPANY ("Escrow Agent").

Purchaser desires to purchase and Seller desires to sell certain real property pursuant to the terms of this Contract.

In consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                   ARTICLE I
                              SALE OF THE PROPERTY

     SECTION 1.1 PROPERTY. Subject to the terms of this Contract, Seller shall sell to Purchaser, and Purchaser shall purchase from Seller, Seller's respective rights, titles and interests in and to all of the following described property (collectively, the "Property"):

          (a) The approximately 23 acres of land ("Land") located in the Township of Voorhees, County of Camden, New Jersey more particularly described on Exhibit A hereto commonly known as The Village Apartments, together with all improvements and fixtures located on the Land ("Improvements"), and all rights, titles and interests of Seller appurtenant to the Land and Improvements, including, without limitation, all appurtenant easements, adjacent roads, highways and rights-of-way;

     (b) All tangible personal property of any kind ("Personalty"), including, but not limited to, the items set forth on SCHEDULE 5.3(B) hereto, owned by Seller and attached to or located on the Land or Improvements, including replacements and additions thereto; provided, however, the Personalty does not include computer software owned or leased by Seller's property manager;

     (c) Any leases or other agreements demising space in or providing for the use or occupancy of the Improvements or Land ("Tenant Leases"), and all unapplied deposits, whether security or otherwise, together with the Tenant's portion of interest earned thereon as required by applicable law ("Deposits"), paid by tenants ("Tenants") under the Tenant Leases, together with all collateral therefor, all guarantees by third parties of the agreements and obligations thereunder of Tenants and, except to the extent otherwise set forth in SECTIONS 8.4 and 8.6, all rentals, advance rentals, receivables, reimbursements and other items payable by Tenants;

     (d) All service contracts ("Service Contracts"), warranties, guaranties and bonds in effect at Closing relating to the Land, the Improvements or the Personalty, to the extent the same are assignable;

     (e) All certificates, permits, licenses, franchises, authorizations and approvals relating to the Property and/or the Personalty or the ownership, use, access, occupancy or operation thereof, running to or in favor of Seller or the Property and/or the Personalty, and which Purchaser hereafter elects to accept; and

     (f) All drawings, plans and specifications covering the Property and in Seller's possession; all rights to the name "The Village Apartments" with respect to the Property, and all trademarks, trade names, service marks, registrations, logos, good will and other rights associated therewith (including the right to sue for past and present infringements thereof); all other intellectual property used in connection with the ownership and operation of the Property; all telephone numbers; all tenant files; all operating and maintenance files; and all books, records and other files which are used in connection with the ownership and operation of the Property and the conduct of the business of Seller relating to the Property.

                                   ARTICLE II
                                 PURCHASE PRICE

     SECTION 2.1 PURCHASE PRICE. The total Purchase Price ("Purchase Price") to be paid by Purchaser to Seller for the Property shall be Twenty-Nine Million Five Hundred Fifty Thousand Dollars ($29,550,000). The Purchase Price shall be payable at the Closing in Current Funds (as defined in SECTION 3.1) as follows:

     (a) CASH. Subject to SECTION 3.2, by the payment by Purchaser of cash or Current Funds in an amount equal to the difference between (i) the Purchase Price, less (ii) the then unpaid principal balance under the Existing Loan Documents (as defined below) as of the day before Closing;

     (b) LOAN ASSUMPTION. By Purchaser accepting title under and subject to (without assuming any additional personal liability thereunder) the then unpaid principal balance under (i) the Amended and Restated First Mortgage Note dated as of September 30, 1993 ("Existing Note"), in the original principal amount of Eleven Million Four Hundred Fifty-Seven Thousand and No/100 Dollars ($11,457,000.00), executed by Seller and payable to the order of the Travelers Insurance Company (the "Travelers") (the current holder thereof and the servicer of the Existing Loan, shall be referred to collectively as "Existing Lender"), (ii) the Amended and Restated First Mortgage executed by Seller to the Travelers and dated as of September 30, 1993 ("Existing Mortgage"), and (iii) all other documents securing payment of the Existing Note or related to the Existing Note or the Mortgage (the Existing Note, Existing Mortgage and any documents executed in connection therewith or related thereto, as the same may have been or may hereafter be amended or restated, shall collectively be referred to as the "Existing Loan Documents" and all indebtedness evidenced by the Existing Loan Documents shall be referred to as the "Existing Loan"). Provided, Seller shall be released at Closing from any liability arising under the Existing Loan or the Existing Loan Documents attributable to the time period following Closing.

          All funds held by the Existing Lender in any escrow, reserve or similar accounts pursuant to the terms of the Existing Loan Documents are held for the benefit of Seller. At Closing, if allowed by the Existing Lender, Purchaser shall fund such escrow/reserve accounts in cash or by posting a letter of credit acceptable to the Existing Lender, and Seller shall be entitled to arrange with the Existing Lender for return of Seller's funds in the escrow/reserve accounts; otherwise, Seller shall transfer to Purchaser all of Seller's rights in such escrow/reserve accounts, and Purchaser shall pay or credit to Seller the total amounts held in all such accounts as of the Closing Date.

                                  ARTICLE III
                             EARNEST MONEY DEPOSIT

     SECTION 3.1 AMOUNT AND TIMING. Within one (1) business day after the Effective Date, Purchaser shall deliver to Escrow Agent One Hundred Thousand Dollars ($100,000.00) ("Earnest Money Deposit") in cash or Current Funds, to be held by Escrow Agent in escrow to be applied or disposed of by Escrow Agent as provided in this Contract. If Purchaser fails to deposit the Earnest Money Deposit with Escrow Agent as herein provided, then this Contract shall automatically terminate and neither Seller nor Purchaser shall have any further obligations hereunder except that the provisions of SECTIONS 5.1.4 and 11.1 of this Contract shall survive the termination of this Contract. "Current Funds" shall mean wire transfers, certified funds or a cashier's check in a form acceptable to Escrow Agent which would permit Escrow Agent to immediately disburse such funds.

     SECTION 3.2 APPLICATION AND INTEREST. If the purchase and sale contemplated hereunder is consummated, then the Earnest Money Deposit shall be applied to the Purchase Price at Closing. In all other events, the Earnest Money Deposit shall be disposed of by Escrow Agent as provided in this Contract. The Earnest Money Deposit shall be invested by Escrow Agent in a manner reasonably acceptable to Purchaser and Seller. All interest earned on the Earnest Money Deposit is part of the Earnest Money Deposit, to be applied or disposed of in the same manner as the Earnest Money Deposit under this Contract.

                                   ARTICLE IV
                                TITLE AND SURVEY

     SECTION 4.1 TITLE COMMITMENT. On the Effective Date, Seller shall deliver to Purchaser a copy of the existing title insurance policy in Seller's possession. After the Effective Date, Purchaser shall obtain at its expense a current ALTA Commitment for Title Insurance ("Title Commitment") from a title company of Purchaser's choice ("Title Company"). The Title Commitment shall set forth the state of title to the Property, including a list of conditions or exceptions to title affecting the Property that would appear in an Owner's Policy of Title Insurance, if one were issued. The Title Commitment shall contain the express commitment of the Title Company to issue the Title Policy to Purchaser in the amount of the Purchase Price, insuring the title to the Real Property. At such time as the Title Commitment is furnished to Purchaser, the Title Company also shall furnish to Purchaser copies of instruments or documents ("Exception Documents") that create or evidence conditions or exceptions to title affecting the Real Property. Purchaser shall have the right to negotiate with the Title Company for additional endorsements, and Seller shall reasonably cooperate with Purchaser in obtaining those endorsements (at no additional cost to Seller).

     SECTION 4.2 SURVEY. Within five (5) business days following the Effective Date, Seller shall deliver to Purchaser a copy of the most complete survey of the Real Property, if any, in Seller's possession. Purchaser shall pay for any update or new survey required by Purchaser or the Title Company (any such Seller provided survey or, if obtained by Purchaser, any such updated or new survey hereinafter referred to as the "Survey").

     SECTION 4.3 REVIEW OF TITLE AND SURVEY. Purchaser shall have until the end of the Inspection Period (as hereinafter defined) to notify Seller in writing of any objections Purchaser has to any matters affecting title to the Property, including any matters shown or referred to in the Title Commitment, the Exception Documents, or on the Survey. Any title encumbrances, exceptions or other matters which are either: (a) reported to the Title Company and insured over without exception on the Title Commitment or (b) set forth in the Title Commitment, the Exception Documents, or on the Survey; and to which Purchaser does not object in writing within the Inspection Period, shall be deemed to be permitted exceptions to the status of Seller's title (such encumbrances, exceptions or other matters, together with such other matters permitted pursuant to other provisions of this Contract, shall be referred to as the "Permitted Exceptions").

     SECTION 4.4 OBJECTIONS TO STATUS OF TITLE AND SURVEY. Subject to the terms hereof, Seller shall be obligated to deliver marketable title to Purchaser insurable at regular rates by the Title Company, subject to the Permitted Exceptions (defined below) and the Existing Mortgage, which Purchaser hereby deems shall be a Permitted Exception. If Purchaser objects to any matter affecting title to the Property within the Inspection Period, then Seller shall have fifteen (15) days to notify Purchaser whether or not Seller will cure, prior to Closing, any such title objection. If Seller notifies Purchaser that it elects not to cure any such objection, then Purchaser may, at its option exercisable in writing within five (5) days following the date of receipt by Purchaser of written notice from Seller stating that Seller is unable or unwilling to cure such objections, either (a) accept such title as Seller can deliver, in which case all exceptions to title which Seller has stated it will not cure shall be deemed to be Permitted Exceptions, or (b) terminate this Contract by notice in writing to Seller in which event Escrow Agent shall Return the Earnest Money Deposit. If Purchaser fails to notify Seller, within such five (5) day period, that Purchaser has elected to proceed under either subpart
(a) or (b) of the immediately preceding sentence, then Purchaser shall be deemed to have elected to proceed under subpart (a), and this Contract shall remain in full force and effect.

                  If Seller notifies Purchaser that it elects to cure any such objections but is unable to cure such objections by Closing or if Seller fails to notify Purchaser of its intentions with respect to such objections and fails to cure such objections by Closing, then Purchaser may, at its option, either
(x) accept such title as Seller can deliver in which case the parties shall proceed with Closing and all exceptions to title which are not removed shall be deemed to be Permitted Exceptions, or (y) terminate this Contract by notice in writing to Seller at Closing, in which event Escrow Agent shall Return the Earnest Money Deposit.

                  "Return the Earnest Money Deposit" shall mean Escrow Agent shall return Fifty Percent (50%) of the Earnest Money Deposit to Purchaser and deliver Fifty Percent (50%) of the Earnest Money Deposit to Seller and neither party shall have any further rights, duties or obligations hereunder except as otherwise provided in SECTIONS 5.1.4 and 11.1 hereof.

     SECTION 4.5 OTHER PERMITTED EXCEPTIONS. The Permitted Exceptions shall include those matters which become Permitted Exceptions pursuant to SECTIONS 4.3 and 4.4 above and, in addition, the following: (a) the Tenant Leases; (b) taxes and assessments for the year in which the Closing occurs and subsequent years; and (c) liens and encumbrances arising after the date hereof to which Purchaser consents in writing. Notwithstanding anything contained herein to the contrary, Seller shall fully pay and satisfy any liens or encumbrances of a definite or ascertainable amount and caused by Seller. Seller shall cause such liens or encumbrances to be discharged from the public record at closing, or, in the case of disputed mechanics liens only, to be insured over by the Title Company, so that such liens or encumbrances do not appear as an exception in the Title Policy. Provided, however, any such disputed liens shall be discharged from the public record upon resolution, which Seller shall diligently pursue, and said obligation shall survive Closing.

     SECTION 4.6 UTILITY AVAILABILITY AND ENCROACHMENTS. If the Title Commitment, Exception Documents and/or Survey reveal that the following provisions set forth in (I) and (II) below are not true and correct as of the date of the Title Commitment and/or Survey, then Purchaser shall immediately notify Seller in writing (such notice shall be no later than the end of the Inspection Period) and Purchaser shall have the right to terminate this Contract, whereupon Escrow Agent shall return the entire $100,000 Earnest Money Deposit to Purchaser and neither party shall have any further rights, duties or obligations hereunder, except as otherwise provided in SECTIONS 5.1.4 and 11.1 hereof:

     (i) all public utilities required for the operation of the Property either enter the Property through adjoining public streets, or if they pass through adjoining private land, do so in accordance with irrevocable easements which run to the benefit of the owner of the Property; and

     (ii) the buildings upon the Property are entirely within the boundary lines of the lands described in EXHIBIT A hereto; there are no encroachments thereon; and there is access from each of such buildings to a legally opened public street or highway over lands included in this sale or pursuant to irrevocable easements running to the benefit of the owner of the Property.

                                   ARTICLE V
                            INSPECTION BY PURCHASER

     SECTION 5.1  INSPECTION PERIOD

     5.1.1 Purchaser shall have a period of time commencing on the Effective Date and expiring at 5:00 p.m E.D.T. on the forty-fifth (45th) day thereafter ("Inspection Period") within which to examine the Property. During the Inspection Period, Seller shall allow Purchaser and Purchaser's agents access to the Property during normal business hours to (i) conduct physical inspections of the land, improvements and personalty, and conduct soil and engineering, hazardous waste (including asbestos and formaldehyde), marketing, zoning and other studies or tests and (ii) review and/or photocopy at property manager's office during normal business hours, all books and records, currently effective Tenant Leases, lease amendments, improvement agreements, and any other currently effective agreements relating to the use or occupancy of the Property, which documents Seller's property manager will make available to Purchaser for this purpose.

                  Notwithstanding the foregoing, (a) the costs and expenses of Purchaser's investigation shall be borne solely by Purchaser, (b) prior to the expiration of the Inspection Period, Purchaser shall restore any damage to the Property caused by Purchaser or its agents to the condition which existed prior to Purchaser's entry thereon and investigation thereof, (c) Purchaser shall not unreasonably interfere with, interrupt or disrupt the operation of Seller's business on the Property, and such access by Purchaser and/or its agents shall be subject to the rights of Tenants under Tenant Leases, (d) Purchaser shall not permit any mechanic's or materialman's liens or any other liens to attach to the Property by reason of the performance of any work or the purchase of any materials by Purchaser or its agents in connection with any studies or tests conducted pursuant to this SECTION 5.1, (e) Purchaser shall have the right to enter vacant units (and, with the consent of the respective tenants, leased units), provided that Purchaser shall give notice to Seller forty-eight (48) hours prior to entry onto the Property and shall permit Seller to have a representative present during all investigations and inspections conducted with respect to the Property, (f) Seller agrees that property manager and maintenance supervisor will be available to answer questions which Purchaser may reasonably ask concerning the Property, and (g) Purchaser shall take all reasonable actions and implement all reasonable protections necessary to ensure that all actions taken in connection with the investigations and inspections of the Property, and all equipment, materials and substances generated, used or brought onto the Property in the course of such investigations and inspections pose no material threat to the safety of persons or the environment and cause no damage to the Property or other property of Seller or other persons.

   5.1.2 If following the effective date of the Title Commitment (a) any additional title encumbrances (other than as caused by Purchaser) become effective against the Property, which Seller does not cause to be cured that such matters do not appear as an exception in the Owner's Policy or (b) a survey update reveals any new adverse matters which Seller does not cure by Closing, then Purchaser may terminate this Contract by delivery of written notice to Seller given in accordance with the provisions of SECTION 13.1, in which event
Escrow Agent shall Return the Earnest Money Deposit.   Seller shall cause any
such encumbrance of a monetary nature to be satisfied or discharged from the public record at Closing.

     5.1.3 All information made available by Seller to Purchaser in accordance with this Contract or obtained by Purchaser in the course of its investigations shall be treated as confidential information by Purchaser (except to the extent Purchaser is required by law or legal process to disclose such information, or reasonably needs to disclose such information in order to give information to private investors for the transaction contemplated herein).
Prior to Closing, Purchaser shall use reasonable efforts to prevent its agents and employees from divulging such information to any third parties except as reasonably necessary to third parties engaged by Purchaser for the limited purpose of analyzing and investigating such information for the purpose of consummating the transaction contemplated by this Contract, including Purchaser's attorneys and representatives, prospective lenders, investors and engineers.

     5.1.4 Purchaser shall indemnify, defend and hold harmless Seller and its general and limited partners and the officers, directors and employees from and against any claims, liabilities, causes of action, damages, liens, losses, fines, fees and expenses (including, without limitation, attorneys' fees and expenses) incident to, resulting from or in any way arising out of any intentional, reckless or negligent infliction of injury to persons or damage to property caused by Purchaser or its agents on the Property. The agreements contained in this SECTION 5.1.4 shall survive the Closing forever (subject to any applicable statutes of limitation) and shall not be merged therein and shall also survive any termination of this Contract.

     SECTION 5.2 APPROVAL OF INSPECTIONS. If Purchaser determines at any time prior to the end of the Inspection Period that any aspect of the Property is not satisfactory to Purchaser, then Purchaser may terminate this Contract by delivery of written notice to Seller within the Inspection Period given in accordance with the provisions of SECTION 13.1, in which event Escrow Agent shall Return the Earnest Money Deposit. If Purchaser does not timely deliver to Seller written notice of termination within the Inspection Period, the conditions of this SECTION 5.2 shall be deemed satisfied, and Purchaser may not thereafter terminate this Contract pursuant to this SECTION 5.2

     SECTION 5.3 ADDITIONAL MATTERS TO BE DELIVERED BY SELLER. No later than ten (10) days from the Effective Date, Seller shall deliver to Purchaser the following items (collectively, the "Submission Matters"), if same are not attached hereto as a Schedule:

          (a) A copy of the form used for Tenant Leases with respect to the Property;

          (b) An inventory of all Personalty current to within thirty (30) days prior to the Effective Date attached hereto as SCHEDULE 5.3(B);

          (c) Copies of any and all Service Contracts in Seller's possession relating to the ownership and operation of the Property, as identified on the list attached as SCHEDULE 5.3(C);

          (d) Copies of all warranties and guarantees in Seller's possession relating to the Property, or any part thereof, or to the Personalty owned by Seller and located on or used in connection with the Property;

          (e) Copies of all plans and specifications in Seller's possession with respect to the Property and copies of all licenses and permits in Seller's possession or control with respect to the ownership and operation of the Property, including building permits and certificates of occupancy;

          (f) A certificate of hazard, liability and other insurance policies held by Seller with respect to the Property attached hereto as
     SCHEDULE 5.3(F);

          (g) Copies of the most recent real estate and personal property tax statements in Seller's possession applicable to the Property (including, if applicable, any rental tax and special assessment statements); and

          (h)     The Rent Roll attached hereto as SCHEDULE 6.2(E).

     SECTION 5.4 POST INSPECTION PERIOD INSPECTIONS. In addition to and not in limitation of the rights and privileges granted to the Purchaser in SECTION
5.1 above, Purchaser shall have the privilege of entering upon the Property during normal working hours, at any time between the Effective Date and the Closing Date, for the purpose of making further surveys, inspections, examination of Tenant Leases, books and records, and the like, subject to the notice and other provisions of SECTION 5.1 above

                                   ARTICLE VI
            REPRESENTATIONS AND WARRANTIES; DISCLAIMERS AND WAIVERS

     SECTION 6.1 REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser represents and warrants to Seller as of the date hereof as follows, provided, Purchaser shall also certify to Seller at Closing that there has been no material change in any of the following representations and warranties. Each of the representations and warranties of Purchaser below shall survive the Closing for only six (6) months except as to any such representation or warranty as to which Seller has within such six (6) month period asserted with reasonable basis a claim against Purchaser.

          (a) Purchaser is a limited liability company, duly authorized and validly existing under the laws of the State of New Jersey;

          (b) Purchaser has full right and authority to enter into this Contract and to consummate the transactions contemplated herein;

          (c) Each of the persons executing this Contract on behalf of Purchaser is authorized to do so; and

          (d) This Contract constitutes a valid and legally binding obligation of Purchaser, enforceable in accordance with its terms.

     SECTION 6.2 REPRESENTATIONS AND WARRANTIES OF SELLER. Seller represents and warrants to Purchaser as of the date hereof as follows, provided, Seller shall also certify to Purchaser at Closing that there has been no material change in any of the following representations and warranties. Each of the representations and warranties of Seller below shall survive the Closing for only six (6) months except as to any such representation or warranty as to which Purchaser has within such six (6) month period asserted with reasonable basis a claim against Seller:

          (a) Seller (i) is comprised of two duly organized and validly existing limited partnerships under the laws of the State of California; Seller is duly bound by the actions and execution hereof by the general partner of Seller who executed this Contract; (iii) has the authority and power to enter into this Contract and to consummate (including the execution of all necessary documents and contracts) the transaction provided for herein; (iv) is the owner of the landlord's interest in the Tenant Leases; and (v) to the extent required to own, operate and sell the Property, is authorized to own and transfer real estate under the laws of the State of New Jersey and to otherwise transact and conduct business in the State of New Jersey

          (b) The execution and delivery by Seller of, and the performance and compliance by Seller with the terms and provisions of this Contract do not violate any of the terms, conditions or provisions of (i) any judgment, order, injunction, decree, regulation or ruling of any court or other governmental authority to which Seller is subject, or (ii) any agreement or contract listed on any Schedule to this Contract or any other agreement or contract to which Seller is a party or to which it or the Property is subject (except for the agreements listed on any Schedule to this Contract, as the terms of such agreements speak for themselves). This Contract constitutes a valid and binding obligation of Seller, enforceable in accordance with its terms.

          (c) Seller is the sole owner of, and has title to, the Property free and clear of all liens, encumbrances, claims and demands, other than the Permitted Exceptions. Seller has not entered into any agreement to sell, mortgage, lease (other than to residential tenants for personal occupancy) or otherwise encumber or dispose of its interest in the Property or any part thereof, except for the loans currently secured by the Property, the Permitted Exceptions and this Contract.

          (d)     (i)    As of the date of this Contract, except as set forth on
     SCHEDULE 6.2(D)(I), Seller has not received any notice of (nor to its knowledge are) any actions, suits, proceedings or claims pending or threatened against or affecting Seller (in respect of the Property), at law or equity or before or by any governmental authority. Provided, if Seller is unable to restate this representation at Closing because such a matter has arisen affecting Seller (but which is not a lien against the Property), then such inability to restate shall not constitute a breach of this Contract or a failure of an obligation hereunder.

                  (ii) As of the date of this Contract, Seller has not received any notice of (nor to its knowledge are there) any actions, suits, proceedings or claims which constitute a lien or encumbrance on the Property.

          (e) All of the information contained in the Rent Roll attached hereto as SCHEDULE 6.2(E), including, without limitation the tenants and occupants of the Property as of the date of the Rent Roll ,the space leased, the Lease expiration dates, the security deposits, arrearages, the rentals and the concessions, if any, granted to the tenants is substantially true and complete.

          (f) Seller is not aware of any existing landlord defaults under the Tenant Leases.

          (g) To the actual knowledge of Seller, without independent investigation or inquiry, and except for such matters as are disclosed in the Existing Phase I or as may be disclosed by the environmental report to be performed by Purchaser or its agents during the Inspection Period, (i) no Hazardous Substances exist on the Property and no leak, spill, release or discharge of Hazardous Substances has occurred on the Property, and (ii) neither the Property nor any land adjacent to the Property is in violation or subject to any existing investigation by any governmental authority under any applicable federal, state or local law, regulation or ordinance pertaining to Hazardous Substances or other environmental matters. "Hazardous Substances" means all chemical substances, asbestos, oil, petroleum products, formaldehyde, PCB's, toxic, carcinogenic, radioactive or hazardous waste or materials, existing in such concentrations or amounts as would require removal or remediation under applicable federal, state or local laws, regulations or ordinances, and also shall include any underground storage tanks. Simultaneously herewith, Seller and Purchaser shall complete and execute a "Disclosure of Information on Lead-Based Paint and/or Lead-Based Paint Hazards", the form of which is attached hereto as
     SCHEDULE 6.2(G).

          (h) As of the Effective Date, no notices or requests have been received by Seller from any insurance company (or Board of Fire Underwriters), any mortgagee or any governmental agency, public body or authority, requesting or recommending the performance of any work with respect to the Property which have not been fully complied with, setting forth any violation with respect to the Property or abutting streets or sidewalks or requiring the correction of any violation. Provided, if Seller receives notice of such requests or recommendations between the Effective Date and the Closing Date, then Seller shall immediately notify Purchaser of same in writing, but receipt of such requests or recommendations shall not constitute a breach of this Contract by Seller hereunder. However, neither Seller nor Purchaser shall have any obligation to comply with any such requests or recommendations. In the event neither party complies with such requests or recommendations, then Purchaser may terminate this Contract, whereupon Escrow Agent shall return the entire $100,000 Earnest Money Deposit to Purchaser, and neither party shall have any further rights, duties or obligations hereunder, except as otherwise provided in SECTIONS 5.1.4 and 11.1 hereof.

          (i) The title to the Personalty to be delivered and conveyed to Purchaser at Closing shall be at the time of Closing good and marketable free and clear of any and all liens or encumbrances, except the Permitted Exceptions.

          (j) There are no existing and outstanding service or maintenance or other contracts affecting the Property or any portion thereof nor are there any brokerage or agency agreements outstanding with respect to any of the Tenant Leases, except such as are set forth in SCHEDULE 5.3(C) attached hereto; all such contracts are in full force and effect and are not in default;

          (k) Seller has received no notice of an exercise or threatened exercise of the power of Eminent Domain with respect to the Property for which Seller is entitled to receive an award or other compensation.

          (l) To the best knowledge of Seller, the unpaid principal balance of the Existing Loan is the sum of Ten Million Eight Hundred Sixty-Nine Thousand Three Hundred Nineteen Dollars ($10,869,319.00), the Existing Loan Documents are presently in full force and effect and no default exists thereunder; pending Closing, Seller shall make the principal, interest and other payments falling due under the Existing Loan Documents and shall otherwise comply with all of their requirements.

     SECTION 6.3  NO ADDITIONAL REPRESENTATIONS OR WARRANTIES OF SELLER.
Except as expressly specified in this Contract or the special warranty deed or other documents to be delivered at closing, Seller has not made, and Seller hereby specifically disclaims, any warranty, guaranty or representation, oral or written, past, present or future, of, as to, or concerning, (a) the nature and condition of the Property, including, without limitation, the water, soil and geology, and the suitability thereof and of the Property for any and all activities and uses which Purchaser may elect to conduct thereon; (b) the existence, nature and extent of any right-of-way, lease, right to possession or use, lien, encumbrance, license, reservation, condition or other matter affecting title to the Property; and (c) whether the use or operation of the Property complies with any and all laws, ordinances or regulations of any government or other regulatory body. Except as expressly specified in this Contract or the special warranty deed or other documents to be delivered at Closing, PURCHASER AGREES TO ACCEPT THE PROPERTY, AND ACKNOWLEDGES THAT THE SALE OF THE PROPERTY AS PROVIDED FOR HEREIN IS MADE BY SELLER, ON AN "AS IS, WHERE IS, AND WITH ALL FAULTS" BASIS. EXCEPT AS EXPRESSLY SPECIFIED IN THIS CONTRACT OR THE SPECIAL WARRANTY DEED OR OTHER DOCUMENTS TO BE DELIVERED AT CLOSING, PURCHASER EXPRESSLY ACKNOWLEDGES THAT SELLER MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND, ORAL OR WRITTEN, EXPRESS OR IMPLIED, OR ARISING BY OPERATION OF LAW, WITH RESPECT TO THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES OR REPRESENTATIONS AS TO HABITABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE (OTHER THAN SELLER'S WARRANTY OF TITLE TO BE SET FORTH IN THE SPECIAL WARRANTY DEED AND HEREIN), ZONING, TAX CONSEQUENCES, PHYSICAL OR ENVIRONMENTAL CONDITION, UTILITIES, OPERATING HISTORY OR PROJECTIONS, VALUATION, GOVERNMENTAL APPROVALS, THE COMPLIANCE OF THE PREMISES WITH GOVERNMENTAL LAWS, THE TRUTH, ACCURACY OR COMPLETENESS OF ANY INFORMATION (INCLUDING, WITHOUT LIMITATION, THE SUBMISSION MATTERS) PROVIDED BY OR ON BEHALF OF SELLER TO PURCHASER, OR ANY OTHER MATTER OR THING REGARDING THE PROPERTY. PURCHASER ACKNOWLEDGES THAT EXCEPT AS EXPRESSLY SPECIFIED IN ANY WRITTEN INSTRUMENT DELIVERED BY SELLER TO PURCHASER INCLUDING, WITHOUT LIMITATION, THIS CONTRACT, SELLER MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND, ORAL OR WRITTEN, EXPRESS OR IMPLIED, OR ARISING BY OPERATION OF LAW REGARDING OR WITH RESPECT TO ANY SUCH INFORMATION (INCLUDING, WITHOUT LIMITATION, THE SUBMISSION MATTERS) PROVIDED OR TO BE PROVIDED BY SELLER REGARDING THE PROPERTY.

                  Further, and without in any way limiting any other provision of this Contract, except as expressly specified in this Contract, Seller has made and makes no representation, warranty or guaranty, and hereby specifically disclaims any warranty, guaranty or representation, oral or written, past, present or future, with respect to the presence or disposal on or beneath the Property (or any parcel in proximity thereto) of Hazardous Substances and shall have no liability to Purchaser therefor (except for a breach of Seller's representations or warranties set forth in SECTION 6.2(G)). Without limitation of the preceding sentence, except as expressly specified in this Contract, Seller specifically disclaims any representation, warranty or guaranty regarding the accuracy of any environmental reports which may be included within the Submission Matters. By acceptance of this Contract and the special warranty deed to be delivered by Seller at the Closing, Purchaser acknowledges that Purchaser's opportunity for inspection and investigation of the Property (and other parcels in proximity thereto) will be adequate to enable Purchaser to make Purchaser's own determination with respect to the presence or disposal on or beneath the Property (and other parcels in proximity thereto) of Hazardous Substances.

     SECTION 6.4 NO RELIANCE ON DOCUMENTS. Except as expressly stated herein, Seller makes no representation or warranty as to the truth, accuracy or completeness of any materials, data or information (including, without limitation, the Submission Matters) delivered by Seller, or its general partner or their respective affiliates or representatives to Purchaser in connection with the transaction contemplated hereby. Except as expressly stated herein, Purchaser acknowledges and agrees that all materials, data and information (including, without limitation, the Submission Matters) delivered by Seller, its general partner or their respective affiliates or representatives to Purchaser in connection with the transaction contemplated hereby are provided to Purchaser as a convenience only and that any reliance on or use of such materials, data or information by Purchaser shall be at the sole risk of Purchaser.

     SECTION 6.5 EFFECT AND SURVIVAL OF DISCLAIMERS. Seller and Purchaser agree that the provisions of SECTIONS 6.3 and 6.4 shall survive Closing and the termination of this Contract forever.

                                  ARTICLE VII
          CONDITIONS PRECEDENT TO PURCHASER'S AND SELLER'S PERFORMANCE

     SECTION 7.1 CONDITIONS TO PURCHASER'S OBLIGATIONS. Purchaser's obligation under this Contract to purchase the Property is subject to the fulfillment of each of the following conditions (any or all of which may be waived by Purchaser):

          (a) Seller shall be ready, willing and able to deliver title to the Property in accordance with the terms and conditions of this Contract;

          (b) Seller shall have delivered all the documents and other items required pursuant to SECTION 8.2(A), and shall have performed, in all material respects, all other covenants, undertakings and obligations, and complied with all conditions required by this Contract to be performed or complied with by Seller at or prior to the Closing; and

                  If any of the above conditions are not satisfied by Closing, then Purchaser may terminate this Contract and proceed pursuant to SECTION 10.2 of this Contract.

     SECTION 7.2 CONDITIONS TO SELLER'S OBLIGATIONS. Seller's obligation under this Contract to sell the Property to Purchaser is subject to the fulfillment of each of the following conditions (all or any of which may be waived by Seller):

          (a) Purchaser shall have delivered the funds required hereunder and all the documents to be executed by Purchaser set forth in SECTION 8.2(B);

          (b) Purchaser shall have delivered to Escrow Agent for Closing all the documents and other items required pursuant to SECTION 8.2(B), and shall have performed, in all material respects, all other covenants, undertakings and obligations, and complied with all conditions required by this Contract to be performed or complied with by Purchaser at or prior to the Closing; and

                  If any of the above conditions set forth in this SECTION 7.2 are not satisfied by Closing, then Seller may terminate this Contract and proceed pursuant to SECTION 10.1 of this Contract.

     SECTION 7.3 CONSENT OF EXISTING LENDER. Notwithstanding anything else contained herein, Purchaser's and Seller's obligations to close hereunder are contingent upon Seller and Purchaser securing from the Existing Lender written consent to the sale and conveyance of the Property subject to the Existing Loan Documents as contemplated herein. If Seller and Purchaser are unable to secure such consent in writing from the Existing Lender on or before forty-five (45) days following the Effective Date, then this Contract shall terminate and Escrow Agent shall Return the Earnest Money Deposit. Within twenty (20) days of the Effective Date, Purchaser shall complete its application to Existing Lender for consent to the transfer contemplated hereby and shall otherwise provide all documents required by Existing Lender to process such application.

                                  ARTICLE VIII
                                    CLOSING

     SECTION 8.1 TIME AND PLACE. The consummation of the purchase and sale of the Property ("Closing") shall take place on the date ("Closing Date") thirty
(30) days following the end of the Inspection Period at 10:00 a.m. at the offices of Sherman, Silverstein, Kohl, Rose & Podolsky. Notwithstanding the above, each party will reasonably cooperate with the other party in accomplishing the Closing by mail using appropriate escrows, if either party so requests.

     SECTION 8.2  ITEMS TO BE DELIVERED AT THE CLOSING

                  (a)    Seller    At the Closing, Seller shall deliver, or
          cause to be delivered, to Purchaser each of the following items:

                  (i) A Bargain and Sale Deed with Covenants Against Grantor's Acts duly executed and acknowledged by Seller in the form attached hereto as Exhibit B.

                  (ii) An Assignment and Assumption of Leases ("Assignment of Leases") duly executed and acknowledged by Seller in the form attached hereto as Exhibit C.

                  (iii) A Blanket Conveyance, Bill of Sale and Assignment ("Bill of Sale") duly executed by Seller in the form attached hereto as Exhibit D.

                  (iv) All keys and master keys to all locks located on the Property that are in Seller's possession.

                  (v) All original Tenant Leases that are in Seller's possession.

                  (vi) An executed form letter to the Tenants regarding the sale of the Property ("Notice Letters") in the form attached hereto as Exhibit F.

                  (vii) All original Service Contracts relating to the Property that are in Seller's possession.

                  (viii) A Non-Foreign Affidavit in the form attached hereto as
             Exhibit E.

                  (ix) Such resolutions and certificates of Seller or its partners or such other evidence reasonably required by the Title Company as to the authority of the persons signing on behalf of Seller to consummate this Contract.

                  (x) A rent roll prepared with respect to the Property in the form attached hereto as SCHEDULE 6.2(E) which shall be certified, to Seller's knowledge, as being true and correct as of a date not more than three (3) days prior to Closing.

                  (xi) At the Property, all tenant files and other files which are used in connection with the ownership and operation of the Property or any part thereof and the conduct of the business of Seller relating to the Property or any part thereof.

                  (xii)  A duly executed closing statement.

                  (xiii) Seller's duly executed certificate of reaffirmation and remaking dated as of the Closing Date, confirming that the warranties and representations of Seller as made herein are materially true and correct as of the Closing Date.

                  (xiv) A credit on the closing statement to Purchaser in the amount of all unapplied deposits held and all advance rentals received under Tenant Leases, together with a certified list of each Tenant who has made such a Deposit or advance rental and the amount thereof.

                  (xv) A certificate from the manager of the Property to the effect that the management agreement relating to the Property has been terminated and that the manager has no claim whatsoever against Purchaser and the Property or any part thereof under or in connection with the management agreement, the agreements and obligations thereunder or otherwise.

                  (xvi) A closing letter from the Existing Lender setting forth a complete list of the Existing Loan Documents (and copies thereto, if requested by Purchaser), the unpaid principal balance of the Existing Loan as of the Closing Date, the last date to which interest has been paid, the amount then held on deposit for real property taxes, insurance premiums, and for any other purposes, and whether to the knowledge of the Existing Lender any default then exists in the performance by Seller of its obligations under the Existing Loan Documents.

                  (xvii) An assignment to Purchaser of Seller's right, title and interest in the escrow accounts held by Existing Lender pursuant to the Existing Loan, if applicable pursuant to the terms of this Contract.

                  (xviii)     Such other documents as may be reasonably required
             to effectuate this Contract.

          (b) Purchaser. At the Closing, Purchaser shall deliver to Seller each of the following items:

                  (i)    The cash portion of the Purchase Price in Current
          Funds.

                  (ii) The Assignment of Leases, duly executed and acknowledged by Purchaser.

                  (iii) Such additional funds in cash or Current Funds, as may be necessary to cover Purchaser's share of the closing costs and prorations hereunder.

                  (iv) Evidence satisfactory to the Title Company that the person or persons executing this Contract and the closing documents on behalf of Purchaser have full right, power and authority to do so.

                  (v)    The Notice Letters duly executed by Purchaser.

     SECTION 8.3 COSTS OF CLOSING. The costs of the escrow fees of Escrow Agent (if any) shall be paid by Purchaser and Seller, shared equally. The costs of the Title Commitment, Title Policy; the Survey; and recording the Deed and any other related documents shall be paid by Purchaser. The costs of deed stamps or transfer taxes shall be paid by Seller. All other expenses incurred by Seller and Purchaser with respect to the Closing, including, but not limited to, the attorneys' fees and costs and expenses incurred in connection with negotiating, preparing and closing the transaction contemplated by this Contract, shall be borne and paid exclusively by the party incurring such expense.

     SECTION 8.4  PRORATIONS

     8.4.1 All normal and customarily proratable items, including, without limitation, current rents, prepaid rents, if any, operating expenses, and other expenses and fees, including without limitation, interest on the Existing Note, and payments relating to any agreements affecting the Property which survive the Closing, shall be prorated as of the Closing Date, Seller being charged and credited for all of same attributable to the period up to, and including, the day prior to the Closing Date (and credited for any amounts paid by Seller attributable to the period thereafter) and Purchaser being responsible for, and credited or charged, as the case may be, for all of same attributable to the period on and after the Closing Date.

     8.4.2 (a) All unapplied Deposits under Tenant Leases in the possession of Seller, if any, shall be transferred (or credited) by Seller to Purchaser at the Closing. There shall be no application of security deposits to unpaid rent unless the tenant has vacated without paying Rent.

                  (b) The amount on deposit in the Existing Mortgage escrow account of Seller shall be paid or credited to Seller by Purchaser at Closing.

     8.4.3 Any real estate ad valorem or similar taxes for the Property, or any installment of assessments payable in installments which installment is payable in the year of Closing and those which are attributable to the calendar year in which the Closing occurs (due and payable in a succeeding calendar year), shall be prorated to the date of Closing, based upon actual days involved. In connection with the proration of real property taxes or installments of assessments, such proration shall be based upon the assessed valuation and tax rate figures for the year in which the Closing occurs to the extent the same are available; provided, if actual figures (whether for the assessed value of the Property or for the tax rate) for the year of Closing are not available at the Closing Date, then the proration shall be based upon the amounts from the preceding year. The proration shall be final and unadjustable. If the Property has been assessed for property tax purposes at such rates as would result in "roll back" taxes upon the changes in land usage or ownership of the Property, then Seller shall pay all such taxes and hereby indemnifies, holds harmless and agrees to defend Purchaser from and against any and all causes of action, expenses, fines and liabilities for or relating to such taxes.

     8.4.4 Prorations should be governed by the following additional provisions:

          (a) Utilities, if any, payable by Seller, shall be prorated. Provided, Seller shall obtain meter readings on the day immediately preceding the Closing Date ("Proration Date"), and if such readings are obtained, there shall be no proration of such items and Seller shall pay the bills therefor for the period through the Proration Date, and Purchaser shall pay the bills therefor for the period subsequent to the Proration Date as and when rendered. If Seller is unable to obtain meter readings as of the Proration Date, utilities shall be prorated at the Proration Date based upon the most recent utility bills, adjusted for seasonality (such adjustment being reasonably acceptable to both parties), and reprorated upon issuance of the actual bills. In addition, if there are any utility charges submetered to Tenants and payable by them directly to Seller, Seller shall use reasonable efforts to obtain readings thereof at the Closing Date, and such items shall be prorated in mode and manner as with respect to rents. Provided, however, Seller may have utility service at the Property terminated in accordance with SECTION 8.5.

          (b) Prepaid and unpaid expenses and charges respecting utilities and all other expenses incurred in the operation of the Property shall be prorated at and as of the Closing Date.

          (c) In the case of any charges payable by Tenants to Seller applicable to periods of time ending before the Closing Date but to become payable thereafter when bills are rendered (such as service charges, supply charges and utility charges), Seller shall after settlement prepare and promptly deliver to Purchaser the information necessary to prepare the bills to the tenants. Seller represents that to the best of its knowledge such information will be true, complete and correct. All such charges shall be paid to Purchaser and adjusted in the same manner as provided herein.

                  Except as otherwise provided herein, prorations shall be made as of the end of business on the Proration Date.

                  The provisions of this SECTION 8.4 shall survive the Closing and the termination of this Contract forever.

                  Except for those items for which this Contract specifically provides for reprorations, all prorations shall be considered final and absolute as of Closing. Those items which specifically require reproration in accordance with the terms hereof, upon the tendering from the "owing" party to the "owed" party of the amounts due, shall be considered final and absolute.

    SECTION 8.5 POSSESSION AND CLOSING. Possession of the Property shall be delivered to Purchaser by Seller at the Closing, subject only to the Permitted Exceptions and the rights of the Tenants. Purchaser shall make its own arrangements for the provision of public utilities to the Property and Seller shall terminate its contracts with such utility companies that provide services to the Property as of the end of business on the Closing Date.

     SECTION 8.6  DELINQUENT RENT

          (a) Application of Delinquent Rent. If on the Closing Date any Tenant is in arrears in the payment of any rent under any Tenant Lease (the "Delinquent Rent") payable by it, any Delinquent Rent received by Purchaser and Seller from such Tenant after the Closing shall be applied to amounts due and payable by such Tenant during the following periods in the following order of priority: (A) first, to the period of time after the Closing Date; and (B) second, to the period of time prior to the Closing Date. The provisions of this SECTION 8.6(A) shall survive the Closing and the termination of this Contract forever.

          (b) Collection of Delinquent Rent. Purchaser shall have no obligation to collect past due rentals and other amounts from Tenants after the Proration Date. Seller retains its rights in and to such past due rentals, but shall not institute suit to effect collection and shall not disturb or otherwise interfere with any Tenant in its occupancy and use and enjoyment of its demised premises.

                                   ARTICLE IX
                            CONDEMNATION OR CASUALTY

     SECTION 9.1  CONDEMNATION.

          (a) If all or any Significant Portion (as defined in SECTION 9.1(B)) of the Property is condemned or taken by eminent domain or conveyed by deed in lieu thereof, or if any condemnation proceeding is commenced for all or any Significant Portion of the Property, prior to Closing, then Purchaser may elect to terminate this Contract by written notice thereof to Seller within fifteen (15) days after Purchaser receives notification of the condemnation, taking or deed in lieu or institution of such condemnation proceeding (which notice Seller shall deliver to Purchaser within ten (10) days of Seller's receipt thereof). If Purchaser does not terminate this Contract pursuant to this SECTION 9.1(A), then both parties shall proceed to close the transaction contemplated herein pursuant to the terms hereof, in which event Seller shall, except as limited in SECTION 9.1(B) hereof, deliver to Purchaser at the Closing any proceeds actually received by Seller attributable to the Property from such condemnation, eminent domain proceeding or deed in lieu thereof (except for proceeds previously used to restore or repair the Property ) and assign its interest in and to any such proceeds, and there shall be no reduction in the Purchase Price.

          (b) For purposes of SECTION 9.1(A), "Significant Portion" of the Property shall be deemed to be any portion of the Property with either a fair market value or replacement cost in an amount equal to or greater than $300,000. Notwithstanding anything to the contrary contained in SECTION 9.1(A), if Purchaser has not timely elected to terminate in accordance with
     SECTION 9.1(A), and if the proceeds payable with respect to the Property as a result of condemnation exceed the Purchase Price for the Property, then the portion of such proceeds in excess of the Purchase Price shall be paid to Purchaser at the Closing. The foregoing provision shall survive the Closing and the termination of this Contract forever. If Seller retains any proceeds paid prior to Closing, then such amount shall be credited to Purchaser at Closing.

          (c) If less than a Significant Portion of the Property is condemned, taken by eminent domain, conveyed by deed in lieu thereof or is the subject of a condemnation proceeding, then neither party shall have the right to terminate this Contract pursuant to this SECTION 9.1, but Seller shall deliver to Purchaser at Closing any proceeds actually received by Seller attributable to the Property from such condemnation or eminent domain proceeding or deed in lieu thereof, and assign its interest in and to such proceeds to Purchaser, and there shall be no reduction of the Purchase Price.

     SECTION 9.2  CASUALTY

          (a) If all or any Substantial Portion (as defined in SECTION 9.2(B)) of the Property shall be damaged or destroyed by fire or other casualty prior to Closing, then Purchaser may terminate this Contract by written notice thereof to Seller within fifteen (15) days after Purchaser receives notification of the casualty (which notice Seller shall deliver to Purchaser within ten (10) days of Seller's receipt thereof). If Purchaser does not terminate this Contract as aforesaid, then both parties shall proceed to close the transaction contemplated herein pursuant to the terms hereof, in which event Seller shall, except as limited in SECTION 9.2(B) hereof, deliver to Purchaser at the Closing any insurance proceeds actually received by Seller attributable to the Property from such casualty (except for proceeds previously used to repair the Property or held by or paid to the Lender) and assign to Purchaser all of Seller's right, title and interest in and to any claims which Seller may have under the insurance policies covering the Property, and Purchaser shall receive a proration credit at Closing in the aggregate amount of any deductible or self-insurance and there shall be no reduction in the Purchase Price. If less than a Substantial Portion of the Property shall be damaged or destroyed by fire or other casualty prior to Closing, then the parties shall proceed in accordance with the second sentence in this SECTION 9.2(A).

          (b)     For the purposes of SECTION 9.2(A), a "Substantial Portion"
     of the Property shall be deemed to be any portion of the Property with either a fair market value or replacement cost in an amount equal to or greater than $300,000. Notwithstanding anything in SECTION 9.2(A) to the contrary, if Purchaser has not timely elected to terminate in accordance with SECTION 9.2(A), and if the proceeds payable with respect to the Property as a result of casualty exceed the Purchase Price for the Property, then the portion of such proceeds in excess of the Purchase Price shall be paid to Purchaser at the Closing. The foregoing provision shall
     survive the Closing and the termination of this Contract forever.    If
     Seller retains any proceeds paid prior to Closing, then such amount shall be credited to Purchaser at Closing.

     SECTION 9.3 APPROVAL BY PURCHASER. The acceptance of any settlement or award, compensation or proceeds by Seller in the event of any condemnation under
SECTION 9.1 or any casualty under SECTION 9.2 shall be subject to the approval and consent of Purchaser.

                                   ARTICLE X
                             DEFAULTS AND REMEDIES

     SECTION 10.1 DEFAULT BY PURCHASER. If Seller is not in default hereunder and Purchaser fails to perform its obligations under this Contract for reasons other than due to a termination by Purchaser permitted hereunder or other than due to a failure of a condition precedent to Purchaser's obligation to close as set forth in ARTICLE VII hereof, then Seller's sole remedy shall be to terminate this Contract in which event neither party shall have any further rights, duties, or obligations hereunder except as provided in SECTIONS 5.1.4 and 11.1 hereof, and, as its sole and exclusive remedy for Purchaser's failure to close, Seller shall be entitled to receive and retain the Earnest Money Deposit as liquidated damages (Seller and Purchaser hereby acknowledging that the amount of damages in the event of Purchaser's default is difficult or impossible to ascertain but that such amount is a fair estimate of such damage).

     SECTION 10.2 DEFAULT BY SELLER. If Purchaser shall not be in default hereunder and if Seller fails to perform its obligations under this Contract other than due to a termination by Seller permitted hereunder or a failure of a condition precedent to Seller's obligation to close as set forth in ARTICLE VII, then Purchaser may, at Purchaser's sole option, as its sole and exclusive remedy, either (a) terminate this Contract whereupon Escrow Agent shall Return the Earnest Money; or (b) enforce specific performance of this Contract against Seller. Provided, however, if specific performance is not available, then Purchaser shall have the right to pursue all rights and remedies available. In no event shall Seller be liable to Purchaser for any punitive, speculative or consequential damages or damages for loss of opportunity or lost profit.

     SECTION 10.3 COSTS OF ENFORCEMENT. If it shall be necessary for either Purchaser or Seller to employ an attorney to enforce its rights pursuant to this Contract, the non-prevailing party shall reimburse the prevailing party for the prevailing party's reasonable attorneys' fees and other reasonable out-of-pocket expenses incurred by the prevailing party in pursuit of such enforcement.

                                   ARTICLE XI
                             BROKERAGE COMMISSIONS

     SECTION 11.1 BROKERAGE COMMISSION. Seller and Purchaser each represent to the other that both Seller and Purchaser have no agreement with any broker, finder or other party requiring payment of a commission with respect to the sale or purchase of the Property, except for that Seller may reimburse Insignia Capital Advisors, Inc. for its direct costs related to this transaction. Seller agrees to indemnify and defend Purchaser and its officers, directors, trustees, shareholders, representatives and agents and hold each of them harmless from any loss, liability, damage, cost or expense (including, without limitation, reasonable attorneys' fees and expenses) arising out of or paid or incurred by Purchaser or any of them by reason of any claim to any broker's, finder's or other fee in connection with this transaction by any party claiming by, through or under Seller. Purchaser agrees to indemnify and defend Seller and its general partner and their respective officers, directors, employees, agents and representatives, and hold each of them harmless from any and all loss, liability, damage, cost or expense (including, without limitation, reasonable attorneys' fees and expenses ) arising out of or paid or incurred by any of them by reason of any claim to any broker's, finder's or other fee in connection with this transaction by any party claiming by, through or under Purchaser. Notwithstanding anything to the contrary contained herein, the indemnities set forth in this ARTICLE XI shall survive the Closing and the termination of this Contract forever.

                                  ARTICLE XII
                 OPERATION OF THE PROPERTY PRIOR TO THE CLOSING

     SECTION 12.1 OPERATION OF THE PROPERTY PRIOR TO THE CLOSING. During the term of this Contract:

          (a) Seller shall not voluntarily create or permit to be created, any liens, encumbrances, defects in title, restrictions or easements affecting the Property (except for mechanic's and materialmen's liens arising in the normal course of Seller's business of operating the Property, and which will be paid by Seller in the normal course of business and to the extent not paid by Closing, Seller will cause to be discharged on or before the Closing in accordance with SECTION 5.1.2 or accounted for as a proration credit to Purchaser).

          (b) Seller shall operate and maintain the Property in substantially the same manner as operated and maintained prior to the Effective Date.

          (c) Without Purchaser's prior written consent, Seller shall not settle any protest or appeal of the real estate tax assessment for the Property for the current tax year or for any prior tax year if the settlement would increase, or compromise Purchaser's ability to challenge, the assessment for the current tax year or any future tax year.

          (d) Seller shall maintain all of Seller's insurance policies relating to or affecting the Property in full force and effect until Closing.

          (e) All actions required pursuant to this Contract which are necessary to effectuate the transaction contemplated herein will be taken promptly and in good faith by Seller and Purchaser, and each shall furnish the other with such documents or further assurances as each may reasonably require.

          (f) Seller shall maintain all vacant apartment units at the Property, which are vacated more than five (5) days prior to Closing in "rent ready" condition. "Rent ready" shall mean Seller's normal and customary standard for rental units prior to occupancy by new tenants.

          (g) After the Effective Date, Seller shall notify Purchaser if it enters into any new Service Contracts or other agreements related to the Property. Provided, however, after the Inspection Period, Seller shall not enter into any such Service Contracts or agreements without the written consent of Purchaser.

          (h) After the Inspection Period, Seller may rent any apartment on the Property then vacant or which becomes vacant prior to Closing and may extend or renew leases, provided such initial, extended or renewal term may not exceed one (1) year and shall be effected on forms and under the terms in use by Seller on the Effective Date, at a monthly rental equivalent to the rents charged new tenants for that type of unit.

                                  ARTICLE XIII
                                 MISCELLANEOUS

     SECTION 13.1 NOTICES. Any notice provided or permitted to be given under this Contract must be in writing and may be served by (a) depositing same in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (b) delivering the same in person to such party via a hand delivery service, Federal Express or any other nationally recognized courier service that provides a return receipt showing the date of actual delivery of same to the addressee thereof, or (c) facsimile transmission. Notice given in accordance herewith shall be effective upon receipt at the address of the addressee. For purposes of notice, the addresses of the parties shall be as follows:

If to Seller:     c/o Insignia Financial Group, Inc.
                  One Insignia Financial Plaza
                  Greenville, South Carolina 29601
                  Attention: John LeBeau
                  Facsimile No.: (803) 239-1066
                  Telephone No.: (803) 239-1000

With copies to:   Mark P. Garside, Esq.
                  Parker, Poe, Adams & Bernstein L.L.P.
                  2500 Charlotte Plaza
                  Charlotte, North Carolina 28244
                  Facsimile No.: (704) 334-4706
                  Telephone No.: (704) 335-9042

If to Purchaser:  Apartment Group Limited, L.L.C.
                  4300 Haddonfield Road, Suite 314
                  Pennsauken, New Jersey  08109
                  Attn:  Steven Zalkind
                  Telephone No.: (609) 662-4757
                  Facsimile No.: (609) 662-2154

With copies to:   M. Zev Rose, Esq.
                  c/o Sherman, Silverstein, Kohl, Rose & Poldolsky
                  4300 Haddonfield Road, Suite  311
                  Pennsauken, New Jersey  08109
                  Telephone No.: (609) 662-0700
                  Facsimile No.: (609) 662-0165

If to Escrow
Agent:            Fidelity Title Abstract, as agent for
                  First American Title Insurance Company
                  411 Route 70 East
                  Cherry Hill, NJ  08034
                  Attn: Beth Way
                  Telephone No.: (609) 428-6880
                  Facsimile No.: (609) 428-9415

                  Either party may designate a different person or entity or place to or at which notices shall be given by delivering a written notice to that effect to the other party in accordance with the provisions of this SECTION 13.1.

     SECTION 13.2 GOVERNING LAW.   THIS CONTRACT IS INTENDED TO BE PERFORMED IN
THE STATE OF NEW JERSEY, AND THE LAWS OF SUCH STATE SHALL GOVERN THE VALIDITY, CONSTRUCTION, ENFORCEMENT AND INTERPRETATION OF THIS CONTRACT.

     SECTION 13.3 ENTIRETY AND AMENDMENTS. This Contract embodies the entire agreement between the parties and supersedes all prior agreements and understandings, if any, relating to the transaction described herein, and may be amended or supplemented only by an instrument in writing executed by the party against whom enforcement is sought.

     SECTION 13.4 PARTIES BOUND. Subject to the provisions of SECTION 13.5 hereof, this Contract shall be binding upon and inure to the benefit of Seller and Purchaser, and their respective heirs, personal representatives, successors and assigns.

     SECTION 13.5 ASSIGNMENT. Purchaser may assign this Contract to a limited liability company or limited partnership of which Donald Love and/or Steven Zalkind, or one or more entities wholly owned by either or both of them, are managing member(s) or general partner(s), provided such limited liability company or limited partnership complies with the requirements of Existing Lender. Provided further, however, this Contract may not be otherwise assigned in whole or in part by Purchaser without the prior written consent of Seller, which consent shall not be unreasonably withheld or delayed. Any such assignment of this Contract by Purchaser without Seller's prior written consent shall, at Seller's option, be null and void and of no effect. In the event that this Contract is assigned by Purchaser, then, unless Seller expressly agrees to the contrary in writing, Purchaser shall not be released from any liability or obligations hereunder. Notwithstanding the foregoing, however, Purchaser has the right to structure the transaction so as to complete an exchange (the "Exchange") pursuant to Section 1031 of the Internal Revenue Code. Accordingly, Purchaser may assign the Contract to a qualified intermediary to satisfy the requirements of Section 1031, without the prior consent of Seller. Provided:
(a) Purchaser shall make all necessary arrangements and pay all costs necessary to accomplish the Exchange; and (b) the structuring of the Closing as an Exchange shall not extend or delay any time deadlines set forth in this Contract

     SECTION 13.6 HEADINGS. Headings used in this Contract are used for reference purposes only and do not constitute substantive matter to be considered in construing the terms of this Contract.

     SECTION 13.7 SURVIVAL. Except as otherwise expressly provided herein, no representations, warranties, covenants, acknowledgments or agreements contained in this Contract shall survive the Closing of this Contract and the delivery of the Special Warranty Deed by Seller to Purchaser.

     SECTION 13.8 INTERPRETATION. The parties acknowledge that each party and its counsel have reviewed this Contract, and the parties hereby agree that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Contract or any amendments or exhibits hereto. In case any one or more of the provisions contained in this Contract shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and this Contract shall be construed as if such invalid, illegal or unenforceable provisions had never been contained herein. When the context in which words are used in this Contract indicates that such is the intent, words in the singular number shall include the plural and vice versa, and words in the masculine gender shall include the feminine and neuter genders and vice versa.

     SECTION 13.9 EXHIBITS. All references to "Exhibits" or "Schedules" contained herein are references to exhibits or schedules attached hereto, all of which are hereby made a part hereof for all purposes.

     SECTION 13.10 TIME OF ESSENCE. It is expressly agreed by the parties hereto that time is of the essence with respect to this Contract and Closing hereunder.

     SECTION 13.11 MULTIPLE COUNTERPARTS. This Contract may be executed in a number of identical counterparts. If so executed, each of such counterparts is to be deemed an original for all purposes, and all such counterparts shall, collectively, constitute one agreement, but, in making proof of this Contract, it shall not be necessary to produce or account for more than one such counterpart.

     SECTION 13.12 RISK OF LOSS. Risk of loss or damage to the Property, or any part thereof, by fire or any other casualty following Seller's delivery of the special warranty deed transferring title to the Property to the Purchaser will be on the Purchaser; the risk of loss prior to the Closing remains on Seller.

     SECTION 13.13 BUSINESS DAYS. All references to "business days" contained herein are references to normal working business days, i.e., Monday through Friday of each calendar week, exclusive of federal and national bank holidays.

     SECTION 13.14 NO RECORDATION OF CONTRACT. In no event shall this Contract or any memorandum hereof be recorded in the public records of the place in which the Property is situated, and any such recordation or attempted recordation shall constitute a breach of this Contract by the party responsible for such recordation or attempted recordation.

     SECTION 13.15 GENERAL

     13.15.1 Seller acknowledges that Purchaser shall not be liable to any employees of Seller for or in respect of salaries, bonuses, vacations, vacation pay and other leave programs, employee benefit plans or programs, welfare benefits plans, retirement plans, excess benefit plans, plans maintained to provide workers' compensation or unemployment benefits and pay practices which Seller has funded or been obligated to fund for its past or present employees, independent contractors or either of their beneficiaries or dependents.

     13.15.2      A.     Seller shall indemnify, defend and hold harmless
Purchaser and any person or entity owning or controlling, in whole or in part, directly or indirectly, Purchaser, the joint venturers, partners, trustees, officers, directors, shareholders, employees, agents and attorneys at any time and from time to time of any of the foregoing, and the heirs, legal representatives, successors and assigns of each and all of the foregoing (collectively "Related Parties") of and from any and all claims, demands, damages, expenses (including without limitation reasonable attorneys' fees), losses, injuries, liabilities, penalties, and costs (except for those claims, demands, damages, expenses, losses, injuries, liabilities, penalties, and costs referred to in SECTION 5.1.4) incurred or suffered by Purchaser or its Related Parties arising out of or in connection with any one or more of the following:

          1. any use, occupancy, ownership or operation of any of the Property or any occurrence in, on or about the Property before the Closing;

          2. any accident, injury (including death) or damage, regardless of the cause thereof to any person or property occurring in, on or about the Property before Closing.

                  Seller's obligation to indemnify and hold Purchaser and its Related Parties harmless under this SECTION 13.15.2.A shall survive Closing or termination of this Contract.

                  Notwithstanding anything contained herein to the contrary, Seller shall be obligated to indemnify and hold Purchaser and its Related Parties harmless under this SECTION 13.15.2.A only if Seller has the opportunity to defend any claim referred to herein for which Purchaser or its Related Parties may be liable.

                  B. Provided, Seller shall have no obligation or liability under this Contract to indemnify, defend or hold harmless Purchaser or its Related Parties of or from any claims, demands, damages, losses, injuries, liabilities, penalties, costs, expenses (including without limitation reasonable attorneys' fees), incurred or suffered by Purchaser or its Related Parties arising out of or in connection with the threatened or actual existence of Hazardous Materials or other environmental conditions relating to the Property except to the extent that such threatened or actual existence was known by Seller as of the Effective Date or the Closing Date or is contrary to any representation or warranty made by Seller herein.

                  C. Purchaser shall indemnify, defend and hold harmless Seller and any person or entity owning or controlling, in whole or in part, directly or indirectly, Seller, the joint venturers, partners, trustees, officers, directors, shareholders, employees, agents and attorneys at any time and from time to time of any of the foregoing, and the heirs, legal representatives, successors and assigns of each and all of the foregoing (collectively "Related Parties") of and from any and all claims, demands, damages, losses, injuries, liabilities, penalties, costs and expenses (including without limitation reasonable attorneys' fees), incurred or suffered by Seller or its Related Parties arising out of or in connection with any one or more of the following:

          1. any use, occupancy, ownership or operation of any of the Property or any occurrence in, on or about the Property on or after the Closing;

          2. any accident, injury (including death) or damage, regardless of the cause thereof to any person or property occurring in, on or about the Property on or after Closing;

     Purchaser's obligation to indemnify and hold Seller and its Related Parties harmless under this SECTION 13.15.2.C shall survive Closing or termination of this Contract.

                  Notwithstanding anything contained herein to the contrary, Purchaser shall be obligated to indemnify and hold Seller and its Related Parties harmless under this SECTION 13.15.2.A only if Purchaser has the opportunity to defend any claim referred to herein for which Purchaser or its Related Parties may be liable.

     13.15.3 Purchaser and Seller shall use their best efforts to promptly and timely file all filings, reports, certificates and applications required to carry out the transactions contemplated by this Agreement or to consummate the transactions contemplated hereby required, if at all, by (i) the federal securities laws, (ii) the United States or any commission, department, agency, law, rule or regulation thereof, or (iii) the State of New Jersey commission, agency or department thereof.

     SECTION 13.16 FURTHER ASSURANCES. Seller shall, at any time from time to time after the Closing, at no expense to Seller, upon request of Purchaser, do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably required for the better assigning, transferring, granting, conveying and confirming to Purchaser, or its successors and assigns, or for aiding and assisting in collecting and reducing to possession, any or all of the assets or property being sold to Purchaser pursuant to this Contract.


                                  ARTICLE XIV
                                  ESCROW TERMS

     SECTION 14.1 ACCEPTANCE OF ESCROW. Escrow Agent hereby agrees to perform the obligations of Escrow Agent under the terms of this Contract. Escrow Agent has executed this Contract to evidence its acceptance of the terms of the escrow created hereby; provided, however, notwithstanding anything to the contrary contained herein, Escrow Agent shall not be a required party or signatory to any modification of the terms of this Contract unless such modification directly affects the obligations of Escrow Agent hereunder. Escrow Agent shall be given fully executed copies of all modifications of this Contract to which it is not a party promptly after execution thereof by Purchaser and Seller.

     SECTION 14.2 HOLDING FUNDS. Escrow Agent shall hold all cash portions of the Earnest Money in a separate interest bearing account at Escrow Agent's regular federally insured banking institution in whichever state Escrow Agent is located, and shall otherwise hold, invest and disburse the Earnest Money as provided herein. In the event of a dispute arising between the parties, the Escrow Agent is authorized to deposit the Earnest Money with a court of competent jurisdiction or hold same until the dispute is resolved.

     SECTION 14.3 DISBURSEMENT OF EARNEST MONEY. Escrow Agent shall disburse the Earnest Money pursuant to the terms hereof.

     SECTION 14.4 LIMITED LIABILITY. In performing any of its duties hereunder, Escrow Agent shall not incur any liability to anyone for any damages or expenses, except as may arise due to willful misconduct or breach of trust by Escrow Agent hereunder. Accordingly, Escrow Agent shall not incur any such liability with respect to (i) any action taken or omitted in good faith upon advice of its legal counsel relating to the responsibilities of Escrow Agent under this Contract, or (ii) any action taken or omitted in reliance on any instrument, including any written notice or instruction provided for in this Contract, not only as to the due execution and validity of its provisions but also as to the truth and accuracy of any information contained therein, which Escrow Agent shall in good faith believe to be genuine, to have been signed or presented by a person or persons having authority to sign or present such instrument and to conform with the provisions of this Contract.

     SECTION 14.5 INDEMNITY.  Purchaser and Seller hereby indemnify Escrow
Agent against, and hold Escrow Agent harmless from, any and all claims, actions, demands, loses, damages, expenses (including, without limitation, court costs, attorneys' fees, and accountants' fees) and liabilities that may be imposed upon performance of its duties hereunder, including, without limitation, any litigation arising from this Contract or involving the subject matter hereof, but excluding any such claims, actions, demands, losses, damages, expenses and liabilities resulting from or arising out of any willful misconduct or breach of trust by Escrow Agent hereunder. In the event of any litigation arising from this Contract or involving the subject matter hereof, and in the event Purchaser and Seller are opposing parties in such litigation, the party prevailing in such litigation shall be reimbursed promptly upon demand by the other such party in an amount equal to that amount which the prevailing party shall have paid Escrow Agent with respect to such litigation and the subject matter thereof pursuant to the indemnification agreement contained in this SECTION 14.5. The provisions of this SECTION 14.5 shall survive the Closing or any termination, cancellation' rescission or consummation of this Contract.

     SECTION 14.6 ESCROW FEE. Seller and Purchaser shall each pay one-half of the fees and expenses, if any, due to Escrow Agent in compensation for its services pursuant hereto and shall each reimburse Escrow Agent for one-half of the expenses incurred in discharging its duties and obligations hereunder.

IN WITNESS WHEREOF, the parties hereby execute this Contract as of the date first above written.

                         SELLER:

                         NATIONAL PROPERTY INVESTORS 5,
                         a California limited partnership

                            By: NPI Equity Investors, Inc.,
                                a Florida corporation,
                                its general partner

                                By:/s/ William H. Jarrard, Jr.

                                Name:  William H. Jarrard, Jr.

                                Title:


                         NATIONAL PROPERTY INVESTORS 6,
                         a California limited partnership

                            By: NPI Equity Investors, Inc.,
                                a Florida corporation,
                                its general partner
                                its general partner

                                By:/s/ William H. Jarrard, Jr.

                                Name:  William H. Jarrard Jr.

                                Title:

                         PURCHASER:

                         APARTMENT GROUP LIMITED, L.L.C.,
                         a New Jersey limited liability company

                         By:Transamerica Investments Limited, L.L.C.
                         a New Jersey Limited Liability Company, Managing Member

                         By: /s/ Steven Zalkind

                         Printed Name:   Steven Zalkind

                         Its:   Member

                         ESCROW AGENT:

                         FIRST AMERICAN TITLE INSURANCE COMPANY

                         By: Fidelity Title Abstract Co., Agent

                         By: /s/ Beth Ann Way

                         Title: Vice President